Exhibit 99.1

INTERVIEW

Company Outline-

CHDT Corporation is a management company, providing services and taking an active role in the management and direction of all business units that could benefit from cumulative business experience in a variety of industries.  Common components operated at the corporate level are human resources, financial services, accounting services, legal services, budgetary control, marketing support, information technology, and systems support.  By providing these corporate services for the business units, each unit is charged with focusing on planned revenue growth.

 The company, through its subsidiary Capstone Industries, manufacturers and sells consumer products to many of the top tier retailers and distributors nationwide. Existing retail customers include, but are not limited to, mass market retailers, office-supply chains, book store chains, warehouse clubs, supermarket chains, drug chains, Department Stores, and book clubs.

Capstone’s primary products are Book and task lights, Simply Comfort Products– which consists of Memory Foam MP3 Stereo Speaker products and Memory Foam Massage Cushion products, which can be seen at www.capstoneindustries.com and we have developed a complete line of STP power tools and automotive accessories which can be seen at www.stptools.com. Our company business model is to create unique products, source factories overseas, manufacture and package the goods overseas, and then sell them direct to retail and distributors throughout North America. We outsource services such as manufacturing, warehousing, art and packaging processes in order to keep overheads as low as possible and we ship many order F.O.B. China which eliminates the need for financing receivables and warehousing products as they move to their destination.

How was the company’s perfmance in 2007?

2007 was a rebuilding year for our company. We changed our name and symbol. We hired new management for CHDT Corp, which we acquired from the Capstone Acquisition. Each person in the new management team has vast experience and proven track records building solid businesses. We acquired the STP license in April and developed and launched a line of 35 STP products seven months after signing our license and have begun placing Products into retail. So 2007 was a transformation year for us and with all these developmental activities going on our team was still able to double revenues quarter to quarter. We focused on improving our balance sheet by eliminating all long term debt to better position our company for future growth and we will continue to run our business as efficiently as possible through technology and experienced personel. The management teams that have been put in place subsequent to the Capstone acquisition are demonstrating their abilities to execute in all areas of business.(sales & marketing, operations and logistics and product development). I am convinced the investments we have made in talent are sound and will yield great future results for our shareholders.

What Growth opportunities do you expect for 2008

We are looking for 2008 to be a big year for our company. We expect to continue placing STP products into new retail outlets. Our book light business which has doubled from 2006 to 2007 will continue to grow as we introduce new lighting products some of which are task lights for the home which are quite attractive and functional using the latest LED and eco friendly technologies . We plan to launch a new computer peripheral device this quarter with a new technology subsidiary which we will announce soon so we have many new items coming to market this year.

I read you will be sponsoring a car in Daytona, tell us about this

That’s true we are sponsoring car #81, with MacDonald Motorsports in the Nationwide series which will run the Camping Ground 300 on Saturday Feb 16th at the Daytona International Speedway. STP has been an anchor in racing since 1954 and we felt it would be a great opportunity at the 50th running of Daytona, to let fans and consumers know that STP has power tools and automotive accessories. NASCAR fans are the most brand loyal fans in any sport so we felt the most effective advertising for us would be to run an STP tools car. We are receiving extensive promotional support from our racing team and look forward to doing more with them this year. Feel free to go to www.macdonaldmotorsports.com for more information about our team.

What Milestones are you looking for in 2008.

One of our milestones this year will be to transform a non performing subsidiary of ours called Overseas Building Supply into a consumer products company focusing on high tech consumer products. We have developed a great new product that will launch in the first Quarter of this year and we look forward to this sub immediately contributing revenues to our company.

Our primary goal for 2008 is to become profitable. Last Year was an investment year in our management and this year we look forward to generating the revenues needed to make us profitable. We have the vendor relationships, we have great products and brands, and the management to deliver sales, so this year we look to sell what we have been developing in 2007 and our primary goal is to become profitable. Once we are profitable we then can begin to position the company to move from the bulletin board onto one of the major exchanges.